SALES & MARKETING AGREEMENT

This **Sales & Marketing Agreement** (the "Agreement") is entered into as of July 24, 2006 by and between **PROVISION INTERACTIVE TECHNOLOGIES, INC.**, a California corporation having its principal place of business at 9253 Eton Avenue, Chatsworth, California 91311 (the "Company" or "PITI"), and **STEINMANN STUDIOS, INC.**, a Nevada corporation having its principal place of business at 2814 Gallant Hills Drive, Las Vegas, Nevada 89135 (the "Representative").

RECITALS

WHEREAS, PITI wishes to engage the Representative to perform sales and marketing services on its behalf, and

WHEREAS, the Representative accepts this engagement to represent the Company in a sales and marketing capacity,

NOW THEREFORE, in order to affect the foregoing and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Representative agree as follows:

1. **Term of Engagement**:

PITI hereby engages Individual to perform services for a period of twelve (12) months, commencing on July 24, 2006 for services to be performed henceforth, unless such engagement is terminated by one party furnishing the other a minimum of fifteen (15) days written notice, of an intent to terminate this Agreement. This Agreement may be extended by mutual written consent of the parties subject to the Representative meeting or exceeding performance criteria.

2. **Duties**:

The Representative shall use all reasonable efforts to promote the interests and reputation of the Company pursuant to the sale of products outlined in paragraph 3. In connection with their responsibilities hereunder, the Representative shall be furnished with any information; financial and operational reports prepared by the Company and shall have access to such records that bear directly on the performance of his duties hereunder. The Individual shall provide the Company updates of his sales and marketing activities on behalf of PITI by furnishing 'monthly activity reports' to the Vice President of Sales/Marketing of PITI through the term of this Agreement.

3. **Protected Projects and Compensation**:

a) **Protected Customer List** - upon notification in writing of a pending or active project with a specific account, at PITI's sole approval, the project will be added to a list of protected projects whereby PITI will assist the representative in closing the business. PITI will not actively solicit the business of this specific project during the life or term of the project.

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b) **Commissions** - Compensation in the form of commissions will be paid based on the total dollar value of business for 'each project' generated which results in purchase

order/s or contract/s for service/s and/or product/s obtained by the Representative for PITI. Said commissions for 'each project' will be paid by PITI to the Representative in the form of cash and will be equal to the difference in the selling price, as indicated on Representatives Purchase Order received by Provision, and the Distributor Price as defined in Addendum "A". Commissions will only be paid when PITI is paid in full and will not be paid for monies received as part of the down payment.

c) **Commission Payments** - PITI will pay Sales commissions to the Representative within thirty (30) days from the end of the month in which revenues for final payments were received. In the event either party terminates this Agreement, the Representative shall furnish for approval by the Company, on or before the termination date, an 'active contract/project' list of those customers the Representative has worked with prior to the effective date of termination.

The Company shall provide the Representative with a final list of those 'active contract/project' customers PITI has approved, based on the knowledge obtained by the Company from the Representative derived from the, previously submitted 'monthly activity reports', cited above in paragraph 2, and as a result of the interactions conducted between the Representative and the Company through the effective date of termination of this Agreement.

The Company shall pay to the Representative commissions on those contracts in process and/or on the 'active contract/project' customer list, which subsequently close within six (6) months of the effective termination date of this Agreement.

4. **Revenue Sharing on Sales of Media, Content or Transactions.**

For Products that are sold, leased, rented, or placed for which the Representative will receive **any** recurring revenue (including but not limited to revenues for advertisements, content or transactions placed on HoloVision Systems), revenues will be shared between PITI and Representative in the percentages set forth herein on Exhibit "A" attached hereto and incorporated by reference into this Agreement. All shared revenues shall be due and owing and remitted to PITI by the Distributor within fifteen (15) business days of the end of each month in which revenues were received. This Revenue Sharing paragraph 4 shall survive contract termination for as long as HoloVision systems are being utilized by Representative, either directly or through supporting agreements, to generate recurring revenues.

Upon providing Representative adequate and reasonable notice of at least five (5) business days, PITI shall have the right semi-annually to conduct an audit of that portion of Distributor's books which state the recurring revenue sharing of sales of Media.

5. **Benefits**:

The Company shall not be required to provide the Representative with any of the benefits normally provided by the Company to any of PITI's employees.

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6. **Confidential Information.**

The parties agree that the identification of End Users and all information contained in PITI's files pertaining to End Users, their business needs and demands, and all pricing information relating to any product or services purchased by any End Users at any time prior to

the execution of this Agreement constitutes confidential information, and valuable trade secrets developed at considerable expenses by PITI since the time PITI first began business operations.

To induce PITI to enter into this Agreement, Distributor, and all others acting by, through or in concert with them hereby agrees that such information, compilations of information, data, reports, records and memoranda relating to any of the aforementioned items as well as any and all writings and documents which now exist and all information pertaining thereto are irrevocably deemed protectable, confidential information and trade secrets, which information is and shall remain PITI's sole property, and which neither Distributor nor any one acting by, through or in concert with him may disclose, reveal or in any manner whatsoever utilize or divulge to any other person or party for any reason whatsoever except as contemplated by this Agreement.

Distributor will protect the confidentiality of all such information which he has obtained from PITI relating to the aforementioned items, and which would not otherwise be known by him, except as a result of its relationship to PITI under this Agreement. Distributor acknowledges and agrees to adhere to the previously executed confidentiality and non-disclosure agreement executed on ~~**(Insert Date)**~~, 2006.
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6. **No Reverse Engineering**.

Distributor shall not reverse engineer the Products, and Distributor shall not decompile, modify, prepare derivative works or disassemble any software or hardware in the Product. Distributor shall not duplicate, disassemble, or modify the Property, nor inspect or document with intent to reproduce the Products in violation of this Agreement. The Products or any other information that may be obtained by reverse engineering any PITI Product(s) is deemed "Confidential Information" of PITI. Distributor shall not copy or reverse engineer, attempt to reverse engineer, or in any way facilitate the reverse engineering of any PITI Product(s), including embedded firmware or software to include all hardware products and software applications.

7. **Proprietary Interests**:

During or at any time after the expiration of his term of service to the Company, the Representative shall not communicate or divulge to, or use for the benefit of, any individual or entity other than the Company, any proprietary information of the Company received by the Representative by virtue of their engagement, without first obtaining written approval from the Company.

8. **Remedies for Breach of Representative's Obligations**: PA

The parties agree that the services of the Representative are of a personal, specific and extraordinary character and cannot be readily replaced by the Company. They further agree that in the course of performing its services, the Representative will have access to various types of proprietary information of the Company, which, if released to others or used by the Representative other than for the benefit of the Company, in either case without the Company's consent, could cause the company to suffer irreparable injury. Therefore, the obligations of the Representative established under § 7. and 8. hereof shall be enforceable both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be R.C.

exhausted by any one or more uses thereof.

9. **Modification**:

This Agreement may be amended or modified only with the mutual written consent of the parties, and in its present form consists of the entire agreement between the parties.

10. **Indemnification**:

The Company shall indemnify Representative and hold Representative harmless from any claim which may be asserted against Representative or any loss which may be suffered by Representative to the extent that the same arises out of any litigation, administrative proceeding or investigation commenced against Representative in respect to any action taken by Representative in good faith while pursuing their responsibilities hereunder and not involving Representative's gross negligence or culpability.

11. **Miscellaneous Provisions**:

a) **Non-assignment** - Neither this Agreement nor any right/s or interest hereunder shall be assignable by the Representative, the Representative's beneficiary or legal representatives except as otherwise expressly provided herein.

b) **Enforceability** - If any term or condition or this agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of his agreement, and such term or condition except to such extent or in such application, shall not be affected thereby and each and every term and condition of this agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

c) **Notice** - All notices or other communications required or permitted to be furnished pursuant to this agreement shall be in writing and shall be sent by certified or registered mail, or sent by prepaid telegram to the recipient party at the address appearing in the preamble to this agreement or to such other address as any such party may have designated by like notice forwarded to the other party hereto. Change of address notices shall be deemed furnished when received/all other notices shall be deemed furnished when mailed, telegraphed or hand delivered.

d) **Application of California Law** - The agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of California. Venue shall be deemed located in Los Angeles County.

e) **Counterparts** - This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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f) **Binding Effect** - Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, devisees, heirs, successors, transferees and assigns of the respective parties hereto.

g) **Entire Agreement** - This Agreement constitutes the entire Agreement between the parties and supersedes all previous agreements, discussions, promises, or representations. No alteration or modification of this Agreement shall be valid unless

agreed to in writing and duly signed by both the parties.

WHEREAS, the parties have hereunto executed this Agreement.

Dated: 07/26/06

By: [signature]

Petteri Honkaniemi
President
Steinmann Studios, Inc.

Dated: 07/26/06

By: [signature]

Bob Ostrander
Vice President
Provision Interactive Technologies, Inc.

EXHIBIT "A"

Representative Price List and Revenue Sharing

		Model Types		
Volume	**Delivery**	**HL40**	**HL29**	**HL17**
(Units)	(weeks)	Price $USD	Price $USD	Price $USD
1-5	8	8,500	6,750	4,850
6-10	8	8,250	6,400	4,600
11-50	8	8,000	5,900	4,400
51-99	8	7,750	5,750	4,300

Volume orders of 100+ are quoted on an order-by-order basis. The following are estimates only.

100-300	Per Quote	7,000	5,000	3,900
301-500	Per Quote	6,750	4,750	3,750
501-999	Per Quote	6,550	4,500	3,550
1000+	Per Quote	5,000	4,000	3,250

Options

1. Networking Software: $650.00 USD per unit
2. Extended Warranty to one (1) year: $500.00 USD per unit

Notes

1. This does not represent a published price list
2. Prices do not include shipping, crating or any special handling, destination, import, VAT taxes, surcharges or taxes of any kind
3. Prices do not include any special options such as custom façade
4. Prices do not include any content, content development or custom application software
5. Volume pricing above 99 units must be verified in writing with PITI
6. Standard Warranty is ninety (90) days on electronic components and one (1) year on cabinet and optics, based upon normal use and wear. Warranty does not cover damage cause by misuse or handling as determined by PITI.

Payment Terms

1. Sixty (60%) percent due upon acceptance of purchase order; balance due and owning prior to shipment of order with verification of shipping documentation.

Revenue Sharing

1. Revenue sharing percentages between the parties on recurring advertising, content or transactions from which Distributor receives any revenues shall be as follows:

a. Ten (10%) percent of gross revenues collected to be remitted to PITI

b. Ninety (90%) percent of gross revenues collected to be retained by Distributor